Exhibit 99.1

Cooper Comments on Organizational Changes

LAKE FOREST, Calif., May 26, 2006 (PRIMEZONE) — The Cooper Companies, Inc. (NYSE:COO) said today in response to inquiries that its CooperVision unit has recently completed a realignment of its United States sales and marketing organization reducing the staff in these departments in the United States by 34 positions including 10 sales representatives.

The restructuring has been under study since early in the year as a part of the continuing integration of Ocular Sciences, Inc., which the company acquired in January of 2005, and balances field sales and telesales staffs to better meet customer requirements.

The Company also said that the launch of its Biofinity(r) silicone hydrogel contact lens in the United States remains on schedule. A limited introduction of the product is scheduled to begin mid-year in the United States.

Cooper plans to announce its fiscal second quarter results on June 6. A conference call discussing the quarterly results will be held at 5 p.m. Eastern Daylight Time.

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

CONTACT:   The Cooper Companies, Inc.

Norris Battin

888-822-2660

ir@coopercompanies.com

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